Exhibit 99.1
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Viacom International Inc.                         THOMSON multimedia S.A.
1515 Broadway                                     46 quai A.LE  GALLO
New York, New York  10036                         92648  BOULOGNE
                                                  CEDEX, France


                                LETTER AGREEMENT

                                                                February 7, 1998

Dear Sirs:

          We write to confirm the agreement between THOMSON multimedia S.A. ("Thomson") and Viacom International Inc. ("Viacom") regarding the purchase and sale of shares of ordinary shares, $.01 par value per share (the "Gemstar Ordinary Shares") of Gemstar International Group Limited ("Gemstar") from Viacom to Thomson (referred to herein as the "Letter Agreement") as follows:

          WHEREAS, Viacom is the holder of certain shares of Gemstar Ordinary Shares; and

          WHEREAS, Thomson desires to purchase the 600,000 shares of Gemstar Ordinary Shares owned by Viacom and Viacom desires to sell such Shares to Thomson.

          WHEREAS, NOW, THEREFORE, for good and valuable consideration, Viacom and Thomson agree as follows:

          1. Sale of the Gemstar Ordinary Shares from Viacom to Thomson; Purchase Price. Viacom hereby agrees to sell, convey and transfer to Thomson 600,000 Gemstar Ordinary Shares (the "Sale Shares"). As consideration for the 600,000 Gemstar Ordinary Shares, Thomson agrees to pay Viacom $19,200,000.00 (equal to $32.00 per share of Gemstar Ordinary Shares).

Viacom will deliver the certificate(s) representing Sale Shares to Thomson in its offices or the offices of its agent or other designee in the United States against payment of the purchase price in immediately available funds by wire transfer to the order of Viacom, to an account specified by Viacom, with such payment to be made on February 12, 1998 at 10:00 a.m., New York City time, or such other time and place as the parties hereto determine.

          2. Representations and Warranties.

               a.   Thomson. Thomson represents and warrants to Viacom that:

                    (i) the execution, delivery and performance of this Letter Agreement and the transactions contemplated hereby are within its corporate powers and this Letter Agreement has been duly authorized by all necessary corporate action and duly executed and delivered on its behalf; and

                    (ii) Thomson is not acquiring the Sale Shares for resale with a view to or in connection with a distribution of such Sale Shares.

               b.   Viacom. Viacom represents and warrants to Thomson that:

                    (i) the execution, delivery and performance of this Letter Agreement and the transactions contemplated hereby are within its corporate powers and this Letter Agreement has been duly authorized by all necessary corporate action and duly executed and delivered on its behalf. .

                    (ii) Viacom has all right, title and interest in, under and to the Sale Shares, and, other than as contemplated by this Letter Agreement, Viacom has not pledged, hypothecated or otherwise encumbered the Sale Shares nor has Viacom contracted or otherwise agreed to sell, transfer, assign or otherwise agreed to dispose of the Sale Shares nor has Viacom contracted to or otherwise agreed to any such pledge, hypothecation, or encumbrance.

          3. Securities Laws. Viacom and Thomson hereby acknowledge and agree that the transactions contemplated hereunder have not been registered under the United States Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or any state or other securities laws and that the transfer of the Sale Shares was conducted pursuant to one or more exemptions under the Securities Act, or state or other securities laws. Thomson acknowledges that the Sale Shares may not be sold without registration under the Securities Act and state or other securities laws and that the certificate(s) representing the Sale Shares have one or more restrictive legends affixed thereto.

          4. Governing Law; Venue. This Letter Agreement shall be governed by the laws of the State of New York, and the sale of the Gemstar Ordinary Shares shall be deemed to have occurred in the State of New York.


IN WITNESS WHEREOF, the parties have entered into this Letter Agreement as of the date first set forth above.


THOMSON multimedia S.A.


By:  --------------------------
         Name:
         Title:


Viacom International  Inc.


By:  --------------------------
         Name:
         Title: